COMPANY CONTACT:         Tony M. Shelby
                         Chief Financial Officer
(405) 235-4546

KCSA CONTACT:            Leslie A. Schupak/Joe Mansi
                         (212) 682-6300, ext. 205/207

December 14, 2005

                                                            AMEX:LXU

                            LSB INDUSTRIES, INC. ANNOUNCES
                            ENGAGEMENT OF INVESTMENT BANKER

Oklahoma City, Oklahoma . . . December 14, 2005 . . . LSB Industries, Inc., whose common stock is traded over the American Stock Exchange under the symbol LXU (AMEX: LXU), announced today that it has retained an investment banking firm to assist it in raising additional capital.

LSB will be proposing to offer up to $20 million of unsecured senior subordinated debt, convertible into LSB's common stock. If completed, proceeds of the debt offering will be used primarily to repay existing debt. The proposed offering will not be registered under the Securities Act of 1933 (the "Act"), will be offered only to qualified institutional buyers and may not be offered or sold in the United States absent a registration or an applicable exemption from registration. This press release does not constitute an offer to sell or the solicitation of an offer to buy.

LSB is a manufacturing, marketing, and engineering company with activities on a world wide basis. LSB's principal business activities consist of the manufacture and sale of commercial and residential climate control products, the manufacture and sale of chemical products for the mining, agricultural and industrial markets, the provision of specialized engineering services, and other activities.

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